Dodge & Cox Balanced Fund - Proxy Voting Results

A special meeting of shareholders was held on January 30, 1998 (adjourned from January 20, 1998), to vote on the following proposals. All of the proposals received the required number of votes and were adopted.

A summary of voting results is listed below each proposal.

Proposal One
To approve a reorganization of the Fund as a separate series of Dodge & Cox Funds, a newly formed Delaware business trust.

For:                  54,163,004
Against:                 359,777
Abstain:                 574,086
Broker Non-Vote:       1,057,467

The following Trustees of Dodge & Cox Funds were elected:

                  Katherine Herrick Drake
                  Dana M. Emery
                  Harry R. Hagey
                  John A. Gunn
                  Max Gutierrez, Jr.
                  Kenneth E. Olivier
                  Frank H. Roberts
                  W. Timothy Ryan
                  A. Horton Shapiro
                  John B. Taylor
                  Will C. Wood


Proposal Two
To approve the elimination or revision of certain fundamental investment restrictions for the Fund.

For:                  54,161,264
Against:                 935,603
Abstain:                       0
Broker Non-Vote:       1,057,467

Proposal Three
To ratify the selection of Price Waterhouse LLP as the Fund's independent certified public accountants.

For:                   55,434,268
Against:                  155,375
Abstain:                  564,691